As filed with the Securities and Exchange Commission on December 23, 2021

Registration No. 333-249981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FISKER INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38625	82-3100340
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

1888 Rosecrans Avenue

Manhattan Beach, CA 90266

(833) 434-7537

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Henrik Fisker

Chief Executive Officer

1888 Rosecrans Avenue

Manhattan Beach, CA 90266

(833) 434-7537

(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

COPIES TO:

Albert Vanderlaan, Esq.

Orrick, Herrington & Sutcliffe LLP

222 Berkeley Street, Suite 2000

Boston, MA 02116

(617) 880-1800

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 9, 2020, Fisker Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-249981) (the “Registration Statement”). The Registration Statement, as amended, was initially declared effective by the SEC on December 9, 2020 and initially registered the following:

•

the issuance by the Company of up to an aggregate of up to 27,760,000 shares of our Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), which consists of (i) up to 9,360,000 shares of Class A Common Stock that are issuable upon the exercise of 9,360,000 warrants (the “Warrants”) originally issued in a private placement in connection with the IPO (as defined below) of Spartan Energy Acquisition Corp. (“Spartan”), at an exercise price of $11.50 per share of Class A Common Stock and (ii) up to 18,400,000 shares of Class A Common Stock that are issuable upon the exercise of 18,400,000 warrants originally issued in the IPO of Spartan, at an exercise price of $11.50 per share of Class A Common Stock; and

•

the resale by the selling securityholders named therein (the “Selling Securityholders”) of up to 133,785,596 shares of Class A Common Stock, including (i) 28,356,906 shares of Class A Common Stock issued pursuant to the Business Combination Agreement (as defined below) as Merger Consideration (as defined below), (ii) 13,358,824 Conversion Shares (as defined below), (iii) 9,360,000 shares of Class A Common Stock that may be issued upon exercise of the Warrants, (iv) 13,235,412 Executive Shares (as defined below), (v) up to 19,474,454 shares of Class A Common Stock that may be issued upon exercise of 19,474,454 warrants originally issued in a private placement to Magna International Inc. in connection with entering into a cooperation agreement, at an exercise price of $0.01 per share of Class A Common Stock (the “Magna Warrants”), and (vi) 50,000,000 PIPE Shares (as defined below).

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 1”) is being filed by the Company to convert the registration statement on Form S-1 into a registration statement on Form S-3. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2021

PRELIMINARY PROSPECTUS

Fisker Inc.

Up to 81,830,360 Shares of Class A Common Stock

This prospectus relates to the resale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of up to 81,830,360 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), including (i) 22,651,670 shares of Class A Common Stock issued pursuant to the Business Combination Agreement (as defined below) as Merger Consideration (as defined below), (ii) 13,358,824 Conversion Shares (as defined below), (iii) 13,235,412 Executive Shares (as defined below), (iv) up to 19,474,454 shares of Class A Common Stock that may be issued upon exercise of 19,474,454 warrants originally issued in a private placement to Magna International Inc. in connection with entering into a cooperation agreement, at an exercise price of $0.01 per share of Class A Common Stock (the “Magna Warrants”), and (v) 13,110,000 PIPE Shares (as defined below).

This prospectus provides you with a general description of such securities and the general manner in which the Selling Securityholders may offer or sell the securities. More specific terms of any securities that the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders, except with respect to amounts received by us upon exercise of the Magna Warrants. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A Common Stock is listed on the NYSE under the symbol “FSR.” On December 22, 2021, the closing price of our Class A Common Stock was $17.10.

See the section entitled “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2021.

INFORMATION INCORPORATED BY REFERENCE

This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 30, 2021, as amended by our Form 10-K/A, filed on May 17, 2021 (our “Annual Report”);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed on May 17, 2021, August 11, 2021 and November 15, 2021, respectively;

•

Our Current Reports on Form 8-K, filed on February  9, 2021, February  25, 2021, March  9, 2021, March  19, 2021, April  9, 2021, May  7, 2021 (only with respect to Item 4.02 therein), June  9, 2021, June  17, 2021, August  13, 2021, August  17, 2021, and August 27, 2021; and

•	The description of our securities filed as an exhibit to our Annual Report.

We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date hereof and prior to the completion of an offering of securities under this prospectus.

We have filed with the SEC this registration statement under the Securities Act of 1933, as amended, covering the shares of Class A Common Stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or any other document incorporated herein by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Our filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.fiskerinc.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Fisker Inc.

1888 Rosecrans Avenue

Manhattan Beach, CA 90266

Attention: Investor Relations

Telephone: (833) 434-7537

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. We will receive proceeds from any exercise of the Magna Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On October 29, 2020 (the “Closing Date”), Spartan, our predecessor company, consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated July 10, 2020 (the “Business Combination Agreement”), by and among Spartan, Spartan Merger Sub Inc., a wholly-owned subsidiary of Spartan incorporated in the State of Delaware (“Merger Sub”), and Fisker Group Inc. (f/k/a Fisker Inc.), a Delaware corporation (“Legacy Fisker”). Pursuant to the terms of the Business Combination Agreement, a Business Combination between the Company and Legacy Fisker was effected through the merger of Merger Sub with and into Legacy Fisker, with Legacy Fisker surviving as the surviving company and as a wholly-owned subsidiary of Spartan (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Spartan Energy Acquisition Corp. changed its name to Fisker Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Fisker,” “we,” “us,” “our” and similar terms refer to Fisker Inc. (f/k/a Spartan Energy Acquisition Corp.) and its consolidated subsidiaries (including Legacy Fisker). References to “Spartan” refer to our predecessor company prior to the consummation of the Business Combination.

FREQUENTLY USED TERMS

Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:

“A&R Registration Rights Agreement” means that certain Amended and Restated Registration Rights, dated as of October 29, 2020, among the Company, the Former Sponsor (as defined below), Magna (as defined below), Henrik Fisker, Dr. Geeta Gupta and certain former stockholders of Legacy Fisker.

“Board” or “Board of Directors” means our board of directors.

“Business Combination” means the transactions contemplated by the Merger Agreement, pursuant to which Merger Sub was merged with and into Legacy Fisker (the “Merger”), with Legacy Fisker surviving the Merger as the Company’s wholly owned subsidiary, which transactions were consummated on October 29, 2020.

“Business Combination Agreement” means that certain Agreement and Plan of Merger, dated as of July 10, 2020, by and among the Company, Merger Sub and Legacy Fisker.

“Class A Common Stock” means the shares of our Class A common stock, par value $0.00001 per share.

“Class B Common Stock” means the shares of our Class B common stock, par value $0.00001 per share.

“Closing” means the closing of the Business Combination on October 29, 2020.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Conversion Shares” means the 13,358,824 shares of Class A Common Stock issued upon conversion of Founder Shares at the closing of the Business Combination, which include 12,946,324 shares that are held by the Former Sponsor, 150,000 shares that are held by Robert C. Reeves, 150,000 shares that are held by John M. Stice, 75,000 shares that are held by John J. MacWilliams, and 37,500 shares that are held by Jan C. Wilson.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Shares” means 13,235,412 shares of Class A Common Stock underlying 13,235,412 shares of Class B Common Stock held in the aggregate by Henrik Fisker (6,617,706 shares individually) and Dr. Geeta Gupta (6,617,706 shares individually).

“Former Sponsor” means Spartan Energy Acquisition Sponsor LLC, a Delaware limited liability company.

“Founder Shares” means the 13,800,000 shares of Class B Common Stock purchased by the Former Sponsor in connection with the Company’s IPO, of which 441,176 were forfeited and cancelled in connection with consummation of the Business Combination.

“Initial Stockholders” means the Former Sponsor and Robert C. Reeves, John M. Stice, John J. MacWilliams and Jan C. Wilson, the Company’s independent directors prior to the Business Combination.

“IPO” means the Company’s initial public offering, consummated on August 14, 2018, through the sale of 55,200,000 public units (including 7,200,000 units sold pursuant to the underwriters’ full exercise of their over-allotment option) at $10.00 per unit.

“Merger Consideration” means the 28,356,906 shares of Class A Common Stock issued to the former securityholders of Legacy Fisker pursuant to the transactions contemplated by the Merger Agreement.

“PIPE Financing” means the private placement of 50,000,000 shares of Class A Common Stock with a limited number of “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) and “accredited investors” (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act, for gross proceeds to the Company in an aggregate amount of approximately $500,000,000.

“PIPE Investors” means certain “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) and “accredited investors” (as defined by Rule 501 of Regulation D).

“PIPE Shares” means the 50,000,0000 shares of Class A Common Stock purchased by the PIPE Investors pursuant to the Subscription Agreements.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Securityholders” means the persons listed in the table in the “Selling Securityholders” section of this prospectus, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in Class A Common Stock in accordance with the terms of the A&R Registration Rights Agreement or the Subscription Agreements, as applicable, and in each case other than through a public sale.

“Subscription Agreements” means, collectively, those certain subscription agreements entered into on July 10, 2020, as amended or modified, between the Company and certain investors, including certain employees and affiliates of the Former Sponsor, pursuant to which such investors agreed to purchase an aggregate of 50,000,000 shares of Class A Common Stock in the PIPE Shares.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, or some of the information incorporated herein by reference, contains statements that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future results of operations, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and any accompanying prospectus supplement, words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and any accompanying prospectus supplement and in any document incorporated by reference in this prospectus may include, for example, statements about:

•	our ability to grow and manage growth profitably;

•	our ability to enter into binding contracts with OEMs or tier-one suppliers in order to execute on our business plan;

•	our ability to execute our business model, including market acceptance of our planned products and services;

•	our expansion plans and opportunities;

•	our expectations regarding future expenditures;

•	our ability to raise capital in the future;

•	our ability to attract and retain qualified employees and key personnel;

•	the possibility that we may be adversely affected by other economic, business or competitive factors;

•	our ability to maintain the listing of our Class A Common Stock on the NYSE;

•	changes in applicable laws or regulations;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	the possibility that COVID-19 may adversely affect the results of our operations, financial position and cash flows; and

•

other factors incorporated by reference herein, including those risk factors described in the section entitled “Risk Factors” under Part I, Item 1A of our most recent Annual Report on Form 10-K/A for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (“SEC”) on May 17, 2021, as supplemented by Quarterly Reports on Form 10-Q and filed with the SEC.

The forward-looking statements contained in this prospectus and in any document incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

Fisker is building a technology-enabled, asset-light automotive business model that it believes will be among the first of its kind and aligned with the future state of the automotive industry. This involves a focus on vehicle development, customer experience, sales and service intended to change the personal mobility experience through technological innovation, ease of use and flexibility. The Company combines the legendary design and engineering expertise of Henrik Fisker to develop high quality electric vehicles with strong emotional appeal. Central to Fisker’s business model is the Fisker Flexible Platform Agnostic Design, a proprietary process that allows the development and design of a vehicle to be adapted to any given electric vehicle (“EV”) platform in the specific segment size. The process focuses on selecting industry leading vehicle specifications and adapting the design to crucial hard points on a third-party supplied EV platform and outsourced manufacturing to reduce development cost and time to market. The first example of this is Fisker’s work to adapt the Fisker Ocean design to a base vehicle platform developed by Magna Steyr Fahrzeugtechnik AG & Co KG, a limited liability partnership established and existing under the laws of Austria (“Magna Steyr”), an affiliate of Magna International, Inc. (“Magna”). This development with Magna Steyr began in September 2020 and passed the first and second engineering gateways in November 2020 and March 2021, respectively. Fisker believes it is well-positioned through its global premium EV brand, its renowned design capabilities, its sustainability focus, and its asset-light and low overhead, direct to consumer business model which enables products like the Fisker Ocean to be priced roughly equivalent to internal combustion engine-powered SUVs from premium brand competitors.

Background

Spartan was originally known as Spartan Energy Acquisition Corp. On October 29, 2020, we consummated the Business Combination with Legacy Fisker pursuant to the Business Combination Agreement dated as of July 10, 2020 among us, Legacy Fisker and Merger Sub. In connection with the Closing of the Business Combination, we changed our name to Fisker Inc.

Our Class A Common Stock is currently listed on NYSE under the symbol “FSR.”

The rights of holders of our Class A Common Stock and Class B Common Stock are governed by our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”). See the sections entitled “Description of Capital Stock” and “Selling Securityholders.”

Corporate Information

We were originally incorporated in the State of Delaware on October 13, 2017 as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar Business Combination with one or more businesses. Spartan completed its IPO in August 2018. In October 2020, our wholly-owned subsidiary merged with and into Legacy Fisker, with Legacy Fisker surviving the merger as a wholly-owned subsidiary of Spartan. In connection with the Merger, we changed our name to Fisker Inc. Our principal executive offices are located at 1888 Rosecrans Avenue, Manhattan Beach, CA 90266. Our telephone number is (833) 434-7537. Our website address is www.fiskerinc.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

The Offering

Issuer	Fisker Inc. (f/k/a Spartan Energy Acquisition Corp.)

Resale of Class A Common Stock

Shares of Class A Common Stock Offered by the Selling Securityholders	81,830,360 shares of Class A Common Stock (including up to 19,474,454 shares of Class A Common Stock that may be issued upon exercise of 19,474,454 Magna Warrants)

Shares of Common Stock Outstanding Prior to Exercise of Magna Warrants	296,720,049 shares (as of November 30, 2021)

Shares of Common Stock Outstanding Assuming Exercise of Magna Warrants	316,194,503 shares (based on the total shares outstanding as of November 30, 2021)

Exercise Price of the Magna Warrants	$0.01 per share, subject to adjustments as described herein

Use of Proceeds	We will receive up to an aggregate of approximately $0.2 million from the exercise of the Magna Warrants, assuming the exercise in full of all of the Magna Warrants for cash. We expect to use the net proceeds from the exercise of the Magna Warrants for general corporate purposes. See “Use of Proceeds.”

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Plan of Distribution—Lock-up Agreements” for further discussion

Market for Class A Common Stock	Our Class A Common Stock is currently traded on the NYSE under the symbol “FSR”

Risk Factors	See “Risk Factors” and other information incorporated by reference in this prospectus for a discussion of factors you should consider before investing our securities

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this Prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $0.2 million from the exercise of the Magna Warrants, assuming the exercise in full of the Magna Warrants for cash. We expect to use the net proceeds from the exercise of the Magna Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Magna Warrants. There is no assurance that the holders of the Magna Warrants will elect to exercise any or all of such Magna Warrants. To the extent that the Magna Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Magna Warrants will decrease.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 81,830,360 shares of our Class A Common Stock. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement.

When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, or other transferees who later come to hold any of the Class A Common Stock other than through a public sale, including through a distribution by such Selling Securityholders to their members.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A Common Stock that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based percentage ownership prior to this offering on 296,720,049 shares of Common Stock outstanding as of November 30, 2021.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is 1888 Rosecrans Avenue, Manhattan Beach, CA, 90266.

Shares of Class A Common Stock

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned prior to Offering	Number of Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold
			Shares	Percent
PIPE Shares
Nineteen77 Global Merger Arbitrage Master Limited(1)	1,150,000	1,150,000	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited(1)	1,000,000	1,000,000	—	—
Nineteen77 Environmental Focus Fund (Cayman) Master Limited(1)	75,000	75,000	—	—
Select Alternative Strategies II ICAV, on behalf of Nineteen77 Environmental Focus Fund (EU)(1)	75,000	75,000	—	—
AllianceBernstein L.P.(2)	3,300,000	3,300,000	—	—
Moore Global Investments, LLC(3)	2,600,000	2,600,000	—	—
Shotfut Menayot Chool – Phoenix Amitim(4)	990,000	990,000	—	—
The Phoenix Insurance Company Ltd.(4)	110,000	110,000	—	—
BNP Paribas Asset Management UK Limited, on behalf of BNP Paribas Funds Energy Transition(5)	1,640,000	1,640,000	—	—
Entities affiliated with Federated Global Investment Management Corp.(6)	2,170,000	2,170,000	—	—
Merger Consideration Shares			—	—
Amanda Galton	18,145	18,145	—	—
Amogha Natha	34,893	34,893	—	—
Beau Boeckmann 2012 Irrevocable Trust No. 1(7)	453,908	453,908	—	—
BLI Fund LLC(8)	3,645,317	3,645,317	—	—
Blue Bridge Trust Company Inc., as trustee for Nobile Trust(9)	21,999	21,999	—	—
Bo Holmgreen	34,472	34,472	—	—
Boeckmann Family Revocable Trust(10)	453,908	453,908	—	—
Boxer RE, LP(11)	1,089,367	1,089,367	—	—
C4 Ventures I SCSP(12)	40,304	40,304	—	—
Core Group Properties, LLC(13)	100,000	100,000	—	—
David Heath	19,747	19,747	—	—
Divinando Corporation(14)	1,815,630	1,815,630	—	—
Fidam Global Fund SPC Limited SP1(15)	22,032	22,032	—	—
Fidam Global Fund SPC Limited SP10(15)	20,133	20,133	—	—
Fidam Global Fund SPC Limited SP2(15)	22,032	22,032	—	—
Fidam Global Fund SPC Limited SP3(15)	22,032	22,032	—	—
Fidam Global Fund SPC Limited SP9(15)	20,133	20,133	—	—
Foundry Square Investors XVI, LLC(16)	290,500	290,500	—	—
Gavin Bristow	46,597	46,597	—	—
Globeways Holdings Limited(17)	142,484	142,484	—	—
Hakim Assets Management Ltd.(18)	73,770	73,770	—	—
Ivan Todorov	137,553	137,553	—	—
Jameel Jameel	13,823	13,823	—	—
John Paxton	13,201	13,201	—	—
Kelsey Re, L.P.(19)	363,132	363,132	—	—
Kenneth Martin	90,777	90,777	—	—
Lawrence Renna	1,886	1,886	—	—
Matt Riley	261,738	261,738	—	—
The Mayfair Trust(20)	941,518	941,518	—	—
Mitch Zuklie	54,461	54,461	—	—
Moore Strategic Ventures, LLC(21)	5,882,352	5,882,352	—	—
Nadine I. Watt Jameson Family Trust(22)	366,690	366,690	—	—
Nikolaj Coster-Waldau	13,867	13,867	—	—
Peninsula Point Productions(23)	13,867	13,867	—	—
Phillip Holding ApS(24)	13,647	13,647	—	—
Rajesh Atluru & Melissa A. Buckley, Trustees of the 2004 Buckley Atluru Family Trust, U/T/D 9/14/2004(25)	13,419	13,419	—	—
Roderick K. Randall(26)	1,829,662	1,829,662	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned prior to Offering	Number of Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold
			Shares	Percent
Sean Barrett	565	565	—	—
Series Fisker, a separate series of The Randall Group, LLC(26)	1,543,275	1,543,275	—	—
Seunghee Oh	2,828	2,828	—	—
Soren Eilersten	16,409	16,409	—	—
Stage 1 Growth Fund, LLC Series 3(27)	268,603	268,603	—	—
Stage 1 Growth Fund, LLC Series 3NP(27)	419,738	419,738	—	—
Stage 1 Growth Fund, LLC Series G(27)	1,241,964	1,241,964	—	—
The Randall Group Fisker Series C(26)	29,591	29,591	—	—
Thynk Capital II, LLC(28)	590,072	590,072	—	—
Timothy J. McSweeney 2006 Trust(29)	60,569	60,569	—	—
Todd W. McSweeney 2007 Trust(30)	33,671	33,671	—	—
William Davis Ballard	45,389	45,389	—	—
Conversion Shares			—	—
Spartan Energy Acquisition Sponsor LLC(31)	14,979,307	12,946,324	2,032,983	*
Robert C. Reeves	150,000	150,000	—	—
John M. Stice	150,000	150,000	—	—
John J. MacWilliams	75,000	75,000	—	—
Jan C. Wilson	37,500	37,500	—	—
Magna Warrants			—	—
Magna International Inc.	19,474,454	19,474,454	—	—
Executive Shares			—	—
Henrik Fisker(32)	66,177,064	6,617,706	59,559,358	20.1%
Dr. Geeta Gupta(32)	66,177,064	6,617,706	59,559,358	20.1%

TOTAL	202,982,059	81,830,360	121,151,699	40.2%

*	Represents beneficial ownership of less than 1%.
(1)

Nineteen77 Global Merger Arbitrage Master Limited, Nineteen77 Global Multi-Strategy Alpha Master Limited, Nineteen77 Environmental Focus Fund (Cayman) Master Limited, and Select Alternative Strategies II ICAV, on behalf of Nineteen77 Environmental Focus Fund (EU) (collectively, the “Nineteen77 Entities”). Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, is deemed to have power to vote or dispose of the shares held by these Selling Securityholders. The address of the Nineteen77 Entities and Mr. Russell is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.

(2)

Includes (i) 68,750 shares of Class A Common Stock owned by Chicago District Council of Carpenters Pension Fund, (ii) 269,050 shares of Class A Common Stock owned by Principal Funds, Inc.—SmallCap Growth Fund I, (iii) 44,170 shares of Class A Common Stock owned by New Hampshire Retirement System, (iv) 148,360 shares of Class A Common Stock owned by Verizon Master Saving Trust, (v) 28,110 shares of Class A Common Stock owned by Bell Atlantic Master Trust, (vi) 20,900 shares of Class A Common Stock owned by CNA Employees’ Retirement Trust, (vii) 305,130 shares of Class A Common Stock owned by EQ Advisors Trust—AXA/AB Small Cap Growth Portfolio, (viii) 1,010 shares of Class A Common Stock owned by AXA Offshore Multimanager Funds Trust—AXA Offshore Aggressive Multimanager Fund, (ix) 40 shares of Class A Common Stock owned by AXA Offshore Multimanager Funds Trust—AXA Offshore Conservative Multimanager Fund, (x) 2,700 shares of Class A Common Stock owned by AXA Offshore Multimanager Funds Trust—AXA Offshore Moderate Multimanager Fund, (xi) 40,100 shares of Class A Common Stock owned by The District of Columbia Retirement Board, (xii) 1,390 shares of Class A Common Stock owned by Florida 529 Savings Plan, (xiii) 24,980 shares of Class A Common Stock owned by Investment Master Trust of Exelis Inc., (xiv) 2,020 shares of Class A Common Stock owned by Loews Corporation and Subsidiaries Master Retirement Trust, (xv) 1,023,850 shares of Class A Common Stock owned by AB Cap Fund, Inc.—AB Small Cap Growth Portfolio, (xvi) 29,970 shares of Class A Common Stock owned by AB Variable Products Series Fund, Inc.—AB Small Cap Growth Portfolio, (xvii) 13,300 shares of Class A Common Stock owned by AB Collective Investment Trust Series—AB US Small & Mid Cap Core Collective Trust, (xviii) 871,920 shares of Class A Common Stock owned by AB Discovery Growth Fund, Inc., (xix) 18,770 shares of Class A Common Stock owned by Sanford C. Bernstein Fund, Inc.—Overlay A Portfolio, (xx) 44,110 shares of Class A Common Stock owned by Sanford C. Bernstein Fund, inc.—Tax-Aware Overlay A Portfolio, (xxi) 72,770 shares of Class A Common Stock owned by Northrop Grumman Pension Master Trust, (xxii) 43,600 shares of Class A Common Stock owned by Schwab Institutional Trust Funds—Schwab Institutional Small Cap Trust Fund, (xxiii) 160,830 shares of Class A Common Stock owned by AB Collective Investment Trust Series—AB US Small & Mid Cap Growth Collective Trust, (xxiv) 7,430 shares of Class A Common Stock owned by AB Collective Investment Trust Series—AB US Small Cap Growth Collective Trust, (xxv) 24,980 shares of Class A Common Stock owned by Laborer’s Pension Plan, (xxvi) 21,000 shares of Class A Common Stock owned by Bakery and Confectionary Union and Industry International Pension Fund, (xxvii) 7,140 shares of Class A Common Stock owned by Milwaukee Drivers Pension Plan and (xxviii) 3,620 shares of Class A Common Stock owned by Scarlett Investment Partnership (collectively, the “AllianceBernstein Accounts”). AllianceBernstein L.P. is investment advisor to the AllianceBernstein Accounts. Neil Ruffell, in his position as Head of Portfolio Administration of AllianceBernstein L.P., may be deemed to have voting and investment power with respect to the common stock owned by the AllianceBernstein Accounts. The address for the foregoing persons is 1345 Avenue of the Americas, New York, NY 10105.

(3)

Moore Capital Management, LP (“MCM LP”), the investment manager of Moore Global Investments, LLC (“MGI LLC”), has voting and investment control over the shares held by MGI LLC. Louis M. Bacon controls the general partner of MCM LP and may be deemed the beneficial owner of the shares held by MGI LLC. Mr. Bacon also is the indirect majority owner of MGI LLC. MGI LLC and Mr. Bacon are affiliated with Moore Strategic Ventures, LLC (see footnote (21) below). The address of MGI LLC, MCM LP and Mr. Bacon is 11 Times Square, 38th Floor, New York, New York 10036.

(4)

The securities reported under the Phoenix Insurance Company Ltd. and Shotfut Menayot Chool – Phoenix Amitim are beneficially owned by The Phoenix Holdings Ltd. (the “Phoenix”) as subsidiaries of it. The subsidiaries manage their own funds and/or the funds of others, including for members of pension or provident funds. The Phoenix and each of the subsidiaries operates under independent management and makes its own independent voting and investment decisions. The address for the Phoenix and each of the subsidiaries is 53 Derech Hashalom Street, Givatyim, Israel.

(5)

Consists of (i) 309,197 shares of common stock held by BNP PARIBAS FUNDS ENERGY TRANSITION. BNP PARIBAS ASSET MANAGEMENT UK Ltd (“BNPP AM UK”) is a registered investment manager and acts as investment manager to BNP PARIBAS FUNDS ENERGY TRANSITION on whose behalf these shares were purchased. BNPP AM UK is an affiliate of a broker-dealer. BNPP AM UK acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares described herein, BNPP AM UK did not have any arrangements or understandings with any person to distribute such securities. BNPP AM UK holds the voting and dispositive power with respect to the shares held by BNP PARIBAS FUNDS ENERGY TRANSITION. BNPP AM UK is a wholly owned subsidiary of BNP PARIBAS ASSET MANAGEMENT HOLDING SA, and its ultimate parent company is BNP PARIBAS SA. The registered address of BNPP AM UK is 5 Aldermanbury square, London, UK, EC2V 7BP.

(6)

Consists of (i) 974,000 shares of common stock held by Federated Hermes Kaufmann Fund, a portfolio of Federated Hermes Equity Funds, (ii) 1,170,000 shares of common stock held by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds and (iii) 26,000 shares of common stock held by Federated Hermes Kaufmann Fund II, a Federated Hermes Insurance Series (collectively, the “Federated Funds”). The address of the Federated Funds is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Federated Funds are managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Parent”). All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the Trust, for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Trustees, act as trustees. The Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Funds. Each of the Parent, its subsidiaries, the Trust, and each of the Trustees expressly disclaim beneficial ownership of such securities.

(7)

Herbert F. Boeckmann, III is the trustee and sole current beneficiary of the Beau Boeckmann 2012 Irrevocable Trust No. 1 (“Beau Boeckmann Trust”) and has sole voting and investment power over the shares held by the Beau Boeckmann Trust. The address of the Beau Boeckmann Trust is 15505 Roscoe Blvd., North Hills, California 91343.

(8)

Bruce Heavin and Lynda Weinman share voting and dispositive power over the shares held by the BLI Fund LLC. The address of BLI Fund LLC is 1187 Coast Village Road #427, Santa Barbara, California 93108.

(9)

The shares are held by Blue Bridge Trust Company Inc. (“Blue Bridge”) as trustee for Nobile Trust. Blue Bridge is a registered trust administrator under the laws of the province of Quebec and is headquartered at 1000, Sherbrooke Street West, Suite 1900, Montreal (QC) H3A3G4 Canada. The Nobile Trust is an irrevocable trust over which Blue Bridge Exercises sole voting and investment control.

(10)

Herbert F. Boeckmann, II and Floy Jane Boeckmann, as trustees of the Boeckmann Family Revocable Trust (“Boeckmann Family Trust”), share voting and investment power over the shares held by the Boeckmann Family Trust. Herbert F. Boeckmann, II and Floy Jane Boeckmann are also the current beneficiaries of the Boeckmann Family Trust. The address of the Boeckmann Family Trust is 15505 Roscoe Blvd., North Hills, California 91343.

(11)

Boxer GM, L.L.C. (“Boxer LLC”) is the general partner of Boxer RE, L.P. (“Boxer LP”). Andrew Segal is the manager of Boxer LLC and as such, has voting and dispositive power over the shares held by Boxer LP. The address of Boxer LP, Boxer LLC and Andrew Segal is 720 N Post Oak Road, Suite 500, Houston, Texas 77024.

(12)

C4 Ventures I SCSP (“C4 Ventures”) is managed by its general partner, C4 GP SA. The Board of Directors of C4 GP SA vote on investment and divestment decisions for C4 Ventures. The address of C4 Ventures is 47 rue de Gasperich, L-1617 Luxembourg.

(13)

Justin R. Segal is the Managing Member and 100% owner of Core Group Properties, LLC (“Core Group”) and as such, has sole voting and dispositive power over the shares held by Core Group. The address for Core Group is 720 North Post Oak Road #500, Houston, Texas 77024.

(14)

Divinando Corporation, a corporation formed under the laws of the Island of Nevis, is wholly-owned by Erinville Investments, Ltd., a company formed under the laws of the Cayman Islands. Erinville Investments, Ltd. is wholly-owned by Oceamar Invest, Ltd., a company formed under the laws of the British Virgin Islands. Oceamar Invest, Ltd. is wholly-owned by the Lama Family Foundation, a private foundation formed under the laws of the Republic of Panama. The Lama Family Foundation’s beneficial owner is Mrs. Doralise Verdeja de Lama. The address of Divinando Corporation is c/o Rasco Klock Perez & Nieto P.L., 2555 Ponce de Leon Boulevard, Suite 600, Coral Gables, Florida 33134.

(15)

Fidam Global Fund SPC Limited SP1, Fidam Global Fund SPC Limited SP10, Fidam Global Fund SPC Limited SP2, Fidam Global Fund SPC Limited SP3 and Fidam Global Fund SPC Limited SP9 (the “Fidam Entities”) are managed by a board of directors. Bertrand Coste, Clive Harris and Bruno Gardien serve as directors and have shared voting and investment control over the shares held by the Fidam Entities. The address of the Fidam Entities is Craigmuir Chambers Road Town, Tortola VG1110 British Virgin Islands.

(16)

An investment committee manages Foundry Square Investors XVI, LLC (“Foundry LLC”). There are five members of the investment committee. Each member has one vote, and the approval of a majority is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting or dispositive decisions require the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual member of the investment committee exercises voting or dispositive control over any of the securities held by the entity, even those in which he holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Foundry LLC is an affiliate of Orrick, Herrington & Sutcliffe LLP, which serves as our outside legal counsel. The address of Foundry LLC is c/o Peter Lillevand, Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco California 94105.

(17)

Dr. Morana Jovan-Embiricos is the sole owner of Globeways Holdings Limited and may be deemed to beneficially own the shares of Class A Common Stock held by Globeways Holdings Limited. Dr. Jovan-Embiricos resigned from the Legacy Fisker board of directors effective March 21, 2019. The address of Globeways Holdings Limited is c/o LJ Fiduciary, 8 Rue Saint-Leger, CH-1205, Geneva, Switzerland.

(18)

Hakim Assets Management Ltd. (“Hakim Ltd.”) is fully owned and controlled by KeiShing Wong, the director of Hakim Ltd. Mr. Wong has sole voting and dispositive power over the shares held by Hakim Ltd. The address of Hakim Ltd. is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, VG1110, British Virgin Islands.

(19)

Neil Financial Company, LLC is the general partner of Kelsey Re, L.P. F. James Neil, Jr. is the manager of Neil Financial Company, LLC and as such, has voting and dispositive power with respect to the shares held by Kelsey Re, L.P. and may be deemed to beneficially own the shares held by Kelsey Re, L.P.

(20)

Mr. Fisker and Dr. Gupta, each an executive officer of the Company and a member of our Board of Directors, serve as trustees of the Mayfair Trust and as such, have shared voting and dispositive power with respect to the shares held by the Mayfair Trust, and may be deemed to beneficially own such shares.

(21)

Kendall Capital Markets, LLC (“KCM LLC”), the investment manager of Moore Strategic Ventures, LLC (“MSV LLC”), has voting and investment control over the shares held by MSV LLC. Louis M. Bacon controls KCM LLC and may be deemed the beneficial owner of the shares held by MSV LLC. MSV LLC and Mr. Bacon are affiliated with Moore Global Investments, LLC (see footnote (3) above). The address of KCM LLC, MSV LLC and Mr. Bacon is 11 Times Square, 38th Floor, New York, New York 10036.

(22)

One of the members of our Board of Directors, Nadine I. Watt, is the trustee of the Nadine Watt Jameson Family Trust. Ms. Watt is the sole trustee of the Nadine Watt Jameson Family Trust and holds sole voting and dispositive power with respect to the shares held of record by Nadine Watt Jameson Family Trust.

(23)

Carter Oosterhouse is the sole owner and serves as President of Peninsula Point Productions (“Peninsula”), and as such, has sole voting and dispositive power over the shares held by Peninsula. The address of Peninsula is 22042 Carbon Mesa Road, Malibu, California 90265.

(24)

Phillip Holding ApS is wholly owned by Jackie Phillip, who holds sole voting and dispositive power over these shares. The address of Phillip Holding ApS is c/o Jackie Phillip Law Firm, Amaliegade No. 9, DK-1256, Copenhagen K.

(25)

The trustees of the Rajesh Atluru & Melissa A. Buckley, Trustees of the 2004 Buckley Atluru Family Trust, U/T/D 9/14/2004 (“2004 Buckley Atluru Trust”), Rajesh Atluru and Melissa A. Buckley, share voting and dispositive power over the shares held by the 2004 Buckley Atluru Trust. The address of the Buckley Atluru Trust is 2151 Green Street, San Francisco, California 94123.

(26)

Mr. Roderick Randall, a member of the Board of Directors, is the Managing Director of the Randall Group’s Series Fisker and Fisker Series C (the “Randall Group”). As Managing Director of the Randall Group, Mr. Randall has voting and dispositive power with respect to the shares held by the Randall Group and he may be deemed to beneficially own the shares of common stock held by the Randall Group.

(27)

David Baum is the General Partner of each of Stage 1 Growth Fund, LLC Series 3, Stage 1 Growth Fund, LLC Series 3NP and Stage 1 Growth Fund, LLC Series G (the “Stage 1 Entities”) and as such, has voting and dispositive power over the shares held by the Stage 1 Entities. The address of the Stage 1 Entities is 890 Winter Street, Suite 208, Waltham, Massachusetts 02451.

(28)

James Plante is the manager and sole member of Thynk Capital II, LLC and as such, has sole voting and dispositive power and beneficial ownership with respect to the shares held by Thynk Capital II, LLC. The address of Thynk Capital II, LLC and Mr. Plante is 2620 S. Maryland Parkway, #14-844, Las Vegas, Nevada 89109.

(29)

The trustees of the Timothy J. McSweeney 2006 Trust (“2006 McSweeney Trust”), Timothy J. McSweeney and Debie A. McSweeney, share voting and dispositive power over the shares held by the 2006 McSweeney Trust. The address of the 2006 McSweeney Trust is 9 Cliff Road, Weston, Massachusetts 02493.

(30)

The trustees of the Todd W. McSweeney 2007 Trust (“2007 McSweeney Trust”), Todd W. McSweeney and Jeannette Hsu, share voting and dispositive power over the shares held by the 2007 McSweeney Trust. The address of the 2007 McSweeney Trust is 51 Scotch Pine Road, Wellesley, Massachusetts 02481.

(31)

Spartan Energy Acquisition Sponsor LLC (“Sponsor”) is the record holder of the shares reported herein. Geoffrey Strong is the Chief Executive Officer of Sponsor. Mr. Strong may be deemed to have or share beneficial ownership of the common stock and Warrants held directly by Sponsor. In addition, AP Spartan Energy Holdings, L.P., a wholly owned indirect subsidiary of alternative investment vehicles of Apollo Natural Resources Partners II, L.P. (“ANRP II”), directly owns all of the limited liability company interests of Sponsor. Accordingly, ANRP II may be deemed to have or share beneficial ownership of the common stock and Warrants held directly by Sponsor.

(32)	Mr. Fisker and Dr. Gupta are executive officers and members of the Board of Directors of our Company.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders of up to 81,830,360 shares of our Class A Common Stock. Such shares include all shares of Class A Common Stock held by the Selling Securityholders or issuable to them upon conversion of 13,235,412 shares of Class B Common Stock, as well as up to 19,474,454 shares of Class A Common Stock issuable upon exercise of the Magna Warrants and 13,110,000 PIPE Shares.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Certain of our stockholders have entered into lock-up agreements. See “—Lock-up Agreements” below.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain Selling Securityholders pursuant to the A&R Registration Rights Agreement to use our best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as all securities covered by this prospectus have been sold, transferred, disposed of or exchanged in accordance with the registration statement.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the following: (i) the Selling Securityholder ceases to hold any securities covered by this prospectus or (ii) the date all securities covered by this prospectus held by Selling Securityholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (iii) two years from the effective date of this prospectus.

Lock-up Agreements

Until the 18 month anniversary of the Closing Date, subject to certain customary exceptions, each of Henrik Fisker and Dr. Geeta Gupta will also agree not to Transfer more than the lesser of (a) such number of

Lock-Up Shares resulting in gross proceeds to him or her of $25,000,000 and (b) 10% of the Lock-Up Shares. Thereafter, until the two year anniversary of the Closing Date, subject to certain customary exceptions, each of Henrik Fisker and Dr. Geeta Gupta will also agree not to Transfer more than the number of Lock-Up Shares that, together with any amounts Transferred pursuant to the immediately preceding sentence, would constitute 80% of the Lock-Up Shares.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our Class A Common Stock as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”) and that acquire our Class A Common Stock for cash pursuant to this prospectus. No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of Class A Common Stock who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of Class A Common Stock who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Class A Common Stock, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock, less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Class A Common Stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our units, shares of Class A Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

We are authorized to issue 915,000,000 shares of capital stock, consisting of three classes: 750,000,000 shares of Class A Common Stock, $0.00001 par value per share, 150,000,000 shares of Class B Common Stock, $0.00001 par value per share, and 15,000,000 shares of Preferred Stock, $0.00001 par value per share.

Common Stock

As of November 30, 2021, there were 164,365,921 shares of Class A Common Stock outstanding and 132,354,128 shares of Class B Common Stock outstanding.

The holders of Class A Common Stock are entitled to one vote for each share held of record by such holder and each holder of Class B Common Stock has the right to ten votes per share of Class B Common Stock held of record by such holder on all matters submitted to a vote of the stockholders. The holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock). Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of Fisker, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The Common Stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of this offering will be, fully paid and non-assessable. The Class B Common Stock will be convertible into shares of Class A Common Stock on a one-to-one basis at the option of the holders of the Class B Common Stock at any time upon written notice to Fisker. In addition, the Class B Common Stock will automatically convert into shares of Class A Common Stock immediately prior to the close of business on the earliest to occur of certain events specified in our Certificate of Incorporation.

Preferred Stock

The Board of Directors has the authority, without further action by the stockholders, to issue up to 15,000,000 shares of preferred stock, $0.00001 par value, in one or more series. The Board also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

The Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of Preferred Stock.

The Board will be able to, subject to limitations prescribed by Delaware law, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Fisker or the removal of our management and may adversely affect the market price of Class A Common Stock and the voting and other rights of the holders of Fisker. We do not have any outstanding preferred stock as of the date of this prospectus.

Warrants

As of November 30, 2021, there were Magna Warrants outstanding to purchase an aggregate of 19,474,454 shares of Class A Common Stock.

Magna Warrants

On October 29, 2020, the Company issued the Magna Warrants exercisable for up to 19,474,454 shares of the Company’s Class A Common Stock, subject to adjustment, in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act. The Magna Warrants were issued in connection with a Cooperation Agreement entered into by the Company and Magna International Inc., the holder of the Magna Warrants (the “Holder”), dated October 15, 2020.

The Magna Warrants are subject to vesting as follows:

Milestones	Percentage of Warrants that Vest Upon Achievement
(i) Achievement of the “preliminary production specification” gateway as set forth in the Development Agreement; (ii) entering into the Platform Agreement; and (iii) entering into the Initial Manufacturing Agreement	33.3%
(i) Achievement of the “target agreement” gateway as set forth in the Development Agreement and (ii) entering into the Detailed Manufacturing Agreement, which will contain terms and conditions agreed to in the Initial Manufacturing Agreement	33.3%
Start of pre-serial production	33.4%

The exercise price for the Magna Warrants is $0.01 per share of Class A Common Stock. The Magna Warrants will vest in full upon a change of control of the Company. Once vested, the Magna Warrants may be exercised at the election of the Holder, in whole but not in part, by the tender to the Company of a notice of exercise. The Magna Warrants will expire on October 29, 2030.

2.50% Convertible Senior Notes due 2026

In August 2021, we completed an offering of our 2.50% Convertible Senior Notes due 2026 (the “Convertible Notes”). A description of the Convertible Notes is set forth in our Current Report on Form 8-K filed with the SEC on August 17, 2021.

Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Transactions” for lock-up restrictions on our securities under the Lock-Up Agreements.

Registration Rights

The holders of the Founder Shares (collectively, the “Reg Rights Holders”) were entitled to registration rights pursuant to the A&R Registration Rights Agreement, dated as of October 29, 2020, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Common Stock). The holders of the majority of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act.

Pursuant to the A&R Registration Rights Agreement, we agreed that, within 30 calendar days after the Closing, we would file the Registration Statement with the SEC (at our sole cost and expense), and we would use our reasonable best efforts to have the Registration Statement become effective as soon as reasonably practicable after the filing thereof. Additionally, we agreed that, as soon as reasonably practicable after we are eligible to register the Reg Rights Holders’ securities on a registration statement on Form S-3, we would file the Registration Statement with the SEC (at our sole cost and expense) and we would use our reasonable best efforts to have the Registration Statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders could demand up to three underwritten offerings and would be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the A&R Registration Rights Agreement.

Pursuant to the Subscription Agreements entered into as part of the PIPE Financing, the Company agreed that, within 30 calendar days after the consummation of the Business Combination, the Company would file with the SEC (at its sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and that the Company will use our commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

Delaware Anti-Takeover Law and Certificate of Incorporation and Bylaw Provisions

Under Section 203 of the DGCL, we will be prohibited from engaging in any Business Combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

•	the Board approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•	the Business Combination is approved by the Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “Business Combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various Business Combinations with the Company for a three-year period. This may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under the Certificate of Incorporation, subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under the Certificate of Incorporation, special meetings of our stockholders may be called only by the chairperson of the Board, our chief executive officer or the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the Certificate of Incorporation, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of our stockholders shall be given in the manner and to the extent provided in our Bylaws.

Transfer Agent and Registrar

The transfer agent for our Class A Common Stock is Computershare Trust Company N.A. The transfer agent’s telephone number and address is (303) 262-0678 and 350 Indiana Street, Suite 750, Golden, Colorado 80901.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Class A Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our “affiliates” at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. After a one-year holding period, assuming we remain subject to the Exchange Act reporting requirements, such a person may sell their securities without regard to clause (iii) in the prior sentence.

Persons who have beneficially owned restricted shares of our Class A Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than Business Combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, we believe that the foregoing conditions have been met.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP.

EXPERTS

The financial statements as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, of Fisker Inc. incorporated by reference into this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Attorneys and funds affiliated with Orrick, Herrington & Sutcliffe LLP, outside counsel to the Company, own an aggregate of 313,178 shares of our Class A common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at www.sec.gov.

Our website address is www.fiskerinc.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount to be Paid
SEC registration fee	$176,660.69
Printing and engraving expenses	$30,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$20,000
Miscellaneous fees and expenses	$30,000
Total	$306,660.69

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s Certificate of Incorporation and Bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Company maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

Item 16. Exhibits

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 4, 2020).

3.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 4, 2020).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-226274), filed with the Securities and Exchange Commission on July 27, 2018).

4.4	Warrants to Purchase Shares of Class A Common Stock issued to Magna International Inc. dated October 29, 2020 (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 4, 2020).

Exhibit No.	Description

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-249981) filed with the Securities and Exchange Commission on November 9, 2020).

23.1	Consent of Deloitte & Touche LLP, former independent registered public accounting firm of Fisker Inc.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page of the Registration Statement of Fisker Inc. (File Number 333-249981) filed with the SEC on November 9, 2020).

101.INS	inline XBRL Instance Document

101.SCH	inline XBRL Taxonomy Extension Schema Document

101.CAL	inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*

The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

†	Indicates a management contract or compensatory plan, contract or arrangement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering being made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Manhattan Beach, State of California on December 23, 2021.

FISKER INC.

By:	/s/ Henrik Fisker
Henrik Fisker
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henrik Fisker Henrik Fisker	Chairman, President and Chief Executive Officer	December 23, 2021

/s/ Geeta Gupta Dr. Geeta Gupta	Chief Financial Officer	December 23, 2021

* Wendy J. Greuel	Director	December 23, 2021

* Mark E. Hickson	Director	December 23, 2021

* William R. McDermott	Director	December 23, 2021

* Roderick K. Randall	Director	December 23, 2021

* Nadine I. Watt	Director	December 23, 2021

/s/ Mitchell Zuklie	Director	December 23, 2021
Mitchell Zuklie

*By:	/s/ Henrik Fisker
Henrik Fisker Attorney-in-fact